MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) dated effective as of September 10, 2024 (the “Effective Date”), by and between Exponential Digital LLC, a Delaware limited liability company (“Seller”) and CleanSpark TN, LLC, a Tennessee limited liability company (“Buyer”). Each of the Seller and the Buyer are referred to individually herein as a “Party” and collectively herein as the “Parties”.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (collectively, the “Membership Interests”) of Decatur Technologies LLC, a Tennessee limited liability company (“Decatur”) and Campbell Junction Technologies LLC, a Tennessee limited liability company (“Campbell” and together with Decatur, each a “Company” and collectively the “Companies”);

WHEREAS, Seller wishes to sell the Membership Interests to Buyer, and Buyer wishes to purchase the Membership Interests from Seller, subject to the terms and conditions of this Agreement; and

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

The terms defined in this Article I shall, for all purposes of this Agreement, have the following respective meanings (all terms used in this Agreement that are not defined in this Article I shall have the meanings as set forth elsewhere in this Agreement):

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Assignment” has the meaning set forth in Section 3.2(a)(i).

“Business” means the business of each Company of providing mining, hardware and hosting services for the bitcoin network and the owning of assets and taking of activities incidental thereto.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Tennessee are authorized or required by Law to be closed for business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any and all data and information relating to any of the Companies, including, without limitation, information relating to any Company’s cryptocurrency mining facilities, its activities, business, or customers that (i) was disclosed to Seller or of which Seller became aware as a consequence of its ownership of, management or, or other involvement with any of the Companies; (ii) has value to any Company itself; and (iii) is not generally known outside of Seller. “Confidential Information” also includes, without limitation, the following types of information regarding, related to, or concerning the cryptocurrency mining facility: trade secrets; product lists and specifications; data; know how; formulae; compositions; processes; designs; sketches; graphs; drawings; samples; inventions and ideas; past, current and planned research and development; current and planned sales and marketing methods and processes; loyalty program information; customer lists, current and anticipated customer requirements; price lists and pricing policies; market studies (including analysis of new markets and locations); business plans; improvements; information and competitive strategies; historical financial statements; financial projections and budgets; historical and projected sales; capital spending budgets and plans; the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers; personnel training and related techniques and materials; purchasing methods and related techniques; information regarding competitors; and any and all notes, analysis, compilations, studies, summaries and other material prepared by or for Seller containing or based, in whole or in part, upon any information included in the foregoing. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Seller, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of Seller. In addition to data and information relating to the cryptocurrency mining facility, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to Seller by such third party, and that the Seller has a duty or obligation to keep confidential. This definition does not limit any definition of “confidential information” or any equivalent term under state or federal. law. “Confidential Information” does not include information that (i) has become generally known by and available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Buyer, and (ii) that is otherwise in the public domain or generally known in the crypto mining industry other than by violation of any confidentiality agreement or similar obligation.

“Contracts” means all contracts, purchasing orders and agreements, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any charge, claim, preemptive right, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit required for the Business under currently applicable Environmental Law.

“Excluded Liability” means any Liability of any Company arising from the Business or any business operation, activity, property or other asset conducted or owned by any Company prior to the Closing.

“First MIPA” means the Membership Interest Purchase Agreement entered into between Buyer and Seller as of the date hereof transferring the membership interests of each of Jellico Technologies LLC, a Tennessee limited liability company, and West Crossville Technologies LLC, a Tennessee limited liability company.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision to the extent such organization or authority has jurisdiction over the Company.

“Governmental Order” means any order, court opinion, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any material, substance or chemical which are defined or regulated as toxic, dangerous, corrosive, flammable, infectious, radioactive, carcinogenic or otherwise hazardous or as a pollutant or contaminant under Environmental Laws.

“Holdback Amount” has the meaning set forth in Section 2.3(c).

“Indebtedness” of any Person means, without duplication, (i) the principal and accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with historical practices; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person), and (viii) all obligations of Seller or any of the Companies under the Pipe Agreement.

“Indemnified Taxes” means (a) all Taxes of the Seller; (b) all Taxes of each Company, or relating to the Business of any Company, for all Pre-Closing Tax Periods; (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company (or any predecessor of any Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (d) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; (e) any withholding Taxes imposed in connection with the transactions contemplated by this Agreement; and (f) any Transfer Taxes which are the responsibility of Buyer pursuant to Section 7.4.

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names, social media handles or accounts, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, designs, drawings, specifications, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all computer software, (vi) all database rights, (vii) all design rights and registered designs and all documentation and media constituting or describing any of the foregoing and all copies and tangible embodiments thereof (in whatever form or medium and whether or not any of the foregoing is registered), and (viii) all other proprietary rights, including all moral rights, pertaining to any product or service designed, manufactured, sold, distributed, marketed, used, performed, employed or exploited, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of those which may subsist anywhere in the world, owned by or registered in the name of any Person or in which any Person has any rights, licenses or immunities.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of any director or officer after reasonable and due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.9(b).

“Leases” has the meaning set forth in Section 4.9(b).

“Lease Assignments” has the meaning set forth in Section 3.2(a)(ix).

“Liability” means the amount of any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Losses” means losses, damages, Taxes, Liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder or under any other Transaction Document and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any effect, change, event, or circumstance that, individually or together with any other effects, changes events, or circumstances, has or would reasonably be expected to have a material adverse impact on any Company individually, or the Companies in the aggregate, or their assets, operations, or condition of the Business of any Company in any manner, provided, however, that Material Adverse Effect shall not include any event, occurrence, fact or circumstance resulting from (i) the acts or omissions of Buyer, or (ii) changes generally affecting the economy, industry or financial markets generally applicable to the industries or the markets in which the Companies participate, provided, further, however, that any such event shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent such event has a disproportionate effect on any Company individually, or the Companies in the aggregate, compared to other participants in the virtual currency industry in the United States.

“Membership Interests” has the meaning set forth in the Recitals.

“Ordinary Course of Business” means consistent with the past, lawful practice of the Business by the Companies and, in any event, in a manner no less than as necessary to ensure compliance with Law in all material respects.

“Organizational Document” means, relative to any Person that is not an individual, its certificate of incorporation, its certificate of formation, its certificate of partnership, its by-laws, its partnership agreement, its limited liability company agreement, its memorandum or articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized equity securities, as applicable.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pipe Agreement” means the Settlement and Release Agreement by and between Pipe Technologies, Inc. and PrimeBlock Mining LLC.

“Power Bills” has the meaning set forth in Section 2.3(b).

“Power Deposits” has the meaning set forth in Section 4.21.

“Power Requirement” has the meaning set forth in Section 4.21.

“Power Usage” has the meaning set forth in Section 2.3(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on the Closing Date.

“Real Estate Purchase Agreement” means that certain Real Estate Purchase and Sale Agreement dated the date hereof, by and between US Farms & Mining, Inc. and Buyer or its Affiliate pursuant to which Buyer or its Affiliate acquires from US Farms & Mining, Inc. certain real property and related interests.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (a) all U.S. federal, state, local, or foreign. income, franchise, profits or gross receipts, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, unclaimed or abandoned property liability or obligation (whether delineated as a tax), escheat liability or obligation (whether delineated as a tax), capital stock, capital, alternative minimum, license, registration, branch, payroll, estimated, withholding, employment, excise, severance, privilege, stamp, occupation, premium, windfall profits, environmental, social security (or similar), unemployment compensation, disability, transfer, gains and any other taxes (and any levies, fees, imposts, duties, governmental charges, assessments, obligations or tariffs in the nature of a tax) of any kind whatsoever, together with any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto; and any interest in respect of such additions or penalties and (b) any liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary, or other group for Tax purposes (or being included (or being required to be included) in any Tax Return related to such group), as a transferee or successor, by Contract, pursuant to any Law or otherwise.

“Third MIPA” means the Membership Interest Purchase Agreements entered into between Buyer and Seller as of the date hereof transferring the membership interests of each of Winfield Technologies LLC, a Tennessee limited liability company, Oneida Technologies LLC, a Tennessee limited liability company, and Tazwell Technologies LLC, a Tennessee limited liability company.

“Total Purchase Price” means $25,000,000, which is the cumulative purchase price under this Agreement, the First MIPA and the Third MIPA.

“Transaction Documents” means this Agreement, the Real Estate Purchase Agreement, the First MIPA, the Third MIPA, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing.

“Transaction Fees” means, without duplication, the following unpaid fees, expenses and other similar amounts that have been or are expected to be incurred on or prior to the Closing Date on behalf of the Seller or Buyer: (i) the fees and disbursements of, or other similar amounts charged by, counsel to the Seller or Buyer, as applicable; (ii) the reasonable fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts employed by the Seller or the Buyer, as applicable; and (iii) all other costs or other expenses incurred by the Seller or Buyer, as applicable, in connection with or as a result of the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code, as amended and in effect from time to time.

ARTICLE II
PURCHASE AND SALE

Section 2.1
Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.2 below.

Section 2.2
Purchase Price. The aggregate Purchase Price for the Membership Interests shall be Five Million Nine Hundred Thousand Dollars and 00/100 ($5,900,000.00) (the “Purchase Price”), which shall be payable in accordance with Section 2.3 below.
Section 2.3
Payment of the Purchase Price; Power Deposits and Right to Setoff.
(a)
At the Closing, Buyer shall pay, or shall cause to be paid, Five Million Six Hundred Five Thousand Dollars and 00/100 ($5,605,000.00) (the “Closing Payment”), in cash by wire transfer of immediately available funds to a United States bank account designated in writing by Seller.
(b)
Within ten (10) Business Days of receipt of each power bill under a Power Agreement pertaining to each Leased Real Property covering the month in which the Closing occurs (each, a “Power Bill” and collectively, the “Power Bills”), Buyer shall pay to Seller an amount equal to (1) the Power Deposit for the applicable Leased Real Property, minus (2) the portion of such Power Bill covering the power utilized by Seller at such Leased Real Property for the period prior to Closing (the “Power Usage”), minus (3) entitled to be set off pursuant to Section 9.7(b) of this Agreement. In the event that the Power Usage is not ascertainable from the face of any such Power Bill, then the Power Usage for such Power Bill will be determined on a pro rata basis where Seller is responsible for the portion of the Power Bill equal to the number of days in the month prior to the Closing Date divided by the number of days in the month in which the Closing occurs.
(c)
On the date that is sixty (60) days following the Closing, Buyer shall pay or cause to be paid the remaining Two Hundred Ninety-Five Thousand and 00/100 Dollars ($295,000.00) of the Purchase Price (the “Holdback Amount”), subject to adjustment as set forth herein, in cash by wire transfer of immediately available funds to a United States bank account designated in writing by Seller. The Holdback Amount payable to Seller shall be reduced by $100,000 per day (the “Holdover Fee”) to the extent that any of the Leased Real Property under this Agreement, the First MIPA or the Third MIPA is not fully vacant and available for occupancy by Buyer on September 25, 2024 due solely to the continued occupancy of Seller or the continued occupancy of any Person party to any hosting agreement or any similar arrangement with any Company or Seller. For example, if Buyer is not able to occupy one or more sites until October 1, 2024, then the Holdover Fee shall be $600,000. Buyer shall be entitled in its sole discretion to retain the Holdover Fee from the Holdback Amount and/or from any other amounts withheld under the First MIPA or the Third MIPA.
(d)
Pursuant to Section 9.7(b) of this Agreement, Buyer shall have the right in its sole discretion to satisfy all or any part of any claim for Losses by setting off such Losses against the Holdback Amount or the Power Deposits.
Section 2.4
Withholding Taxes. Notwithstanding anything to the contrary herein, Buyer shall be entitled to deduct and withhold from the Purchase Price or any other amounts payable under this Agreement such amounts that Buyer may be required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Law. All such deducted or withheld amounts shall be treated as having been paid to Seller hereunder.

Section 2.5
Intended Tax Treatment; Purchase Price Allocation.
(a)
The Buyer and Seller intend that the purchase of the Membership Interests shall be treated for U.S federal (an applicable state and local) income Tax purposes, as a purchase and sale of the assets of the Companies.
(b)
The Buyer and Seller will allocate the Purchase Price and other items properly taken into account for U.S. federal income tax purposes among the assets of the Companies in accordance with the principles set forth in Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation”). Buyer will prepare the Allocation within 120 days following the Closing and provide a copy of such Allocation to Seller promptly thereafter for Seller’s review and comment. Within 30 days after its receipt of Buyer’s proposed Allocation, Seller may propose to Buyer any comments thereto. If Seller does not provide Buyer with any proposed changes to the Allocation within such 30-day period, the Allocation shall become final and binding on the parties. If Seller proposes comments to Buyer’s proposed Allocation within such 30-day period, then the parties shall act in good faith to address and resolve any such comments within 30 days of receipt of Seller’s proposed changes. If the parties resolve all such disputed items, then Buyer shall furnish Seller with a final Allocation consistent with such agreed-upon resolution as soon as practicable. If the parties do not resolve any disputed item, the item in question shall be resolved promptly by an impartial nationally recognized firm of independent certified public accountants (other than Seller’s accountants or Buyer’s accountants) that is mutually selected by Buyer and Seller in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, which resolution shall be final and binding on the parties. The costs of the independent accountants shall be borne equally by Buyer and Seller. In case of any adjustment to the Purchase Price (or any other item of consideration for federal income Tax purposes) requiring an amendment to the Allocation, the parties will amend the Allocation in accordance with the principles set forth in Section 1060 of the Code and the Treasury Regulations thereunder. The parties agree that they shall file and shall cause their Affiliates to file their Tax Returns (including IRS Form 8594) in a manner consistent with the Allocation as finally determined under this Section 2.5(b), and no party shall voluntarily take a position, inconsistent with such Allocation on any Tax Return, in any refund claim, in any proceeding or otherwise with respect to Taxes or Tax Returns, unless required to do so pursuant to a “determination” (as defined in Section 1313(a) of the Code or any comparable or similar election under applicable state, local, foreign or other Law); provided, however, that no party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Allocation. If there is an increase or decrease in the consideration within the meaning of Treasury Regulations Section 1.1060-1(e)(1)(ii)(B) after the parties have filed the IRS Form 8594, the parties shall revise the Allocation in a manner consistent with Section 1060 of the Code, the Treasury Regulations thereunder and such revised allocation shall become the final Allocation for purposes of this Agreement.
ARTICLE III

CLOSING
Section 3.1
Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via fax, .pdf or other electronic transmission of signature pages and other deliveries at the Closing, on the later of (a) the date that is three (3)

business days after the conditions set forth in Article VI that are required to be satisfied prior to Closing have been satisfied or waived (other than those to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing), and (b) such other date and time as to which Buyer and Seller agree in writing. The date of the Closing is referred to herein as the “Closing Date” and is scheduled for September 21, 2024. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Eastern Time on the Closing Date.
Section 3.2
Closing Deliveries. At Closing, the respective Parties shall take the following actions:
(a)
Documents to be Provided by Seller: Seller agrees to (or to cause the Companies to, as applicable) deliver the following documents to Buyer, in the form and substance reasonably satisfactory to Buyer, duly executed as appropriate:
(i)
Assignment. An assignment agreement, duly executed by Seller, transferring the Membership Interests from Seller to Buyer, in form and substance satisfactory to Buyer (the “Assignment”);
(ii)
Transaction Documents. All other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller or any Company at or prior to the Closing pursuant to this Agreement;
(iii)
Good Standing Certificate. A good standing certificate of each Company from its jurisdiction of organization dated as of a recent date prior to Closing;
(iv)
Secretary’s Certificate. A certificate of the Secretary (or equivalent officer) of Seller and each Company certifying as to (A) the resolutions of the manager and members of each such Company, which authorize the execution, delivery, and performance of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the authenticity of attached copies of the Organizational Documents of each such Company;
(v)
Payoff Letters; Release of Liens. Payoff letters in a form reasonably acceptable to Buyer with respect to any and all Encumbrances, together with a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to evidence the release of all Encumbrances on the Assets or the assets of any Company;
(vi)
PIPE Release. Release of all liens and obligations under the Pipe Agreement relating to the Companies;
(vii)
FIRPTA Certificate. A non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, duly executed by Seller and in form and substance reasonably satisfactory to Buyer;
(viii)
Resignations. Written resignations for all managers, officers and directors or other persons serving as a managerial official of each of the Companies, effective as of the Closing, in form acceptable to the Buyer;

(ix)
Lease Assignments. Assignment of the Leases from Seller to each Company, as applicable (the “Lease Assignments”);
(x)
Required Consents. The consents set forth on Schedule 3.2(a)(x);
(xi)
Assignment of Assets. Evidence reasonably satisfactory to Buyer in its sole discretion that as of the Closing Date all of the Assets have been transferred from Seller to each Company, as applicable;
(xii)
Power Deposits. Evidence reasonably satisfactory to Buyer in its sole discretion that as of the Closing Date all of the Power Deposits remain with the applicable power company and such deposits are fully available in accordance with the terms contained in the Power Agreements;
(xiii)
Corporate Record Book. The corporate record book of each of the Companies, including true and complete copies of the Organizational Documents of each of the Companies, including any amendments or restatements thereof; and
(xiv)
Other Documents. Such other documents as Buyer may reasonably request, from time to time, to conclude and carry out the sale, conveyance, transfer and assignment of Seller’s rights in and to the Membership Interests and to conclude the other transactions contemplated under this Agreement.
(b)
Documents to be Provided by Buyer: Buyer agrees to deliver the following documents, in the form and substance reasonably satisfactory to Seller, duly executed as appropriate:
(i)
Payment of Purchase Price. The Purchase Price in the amount and form as required by Section 2.3 above; and
(ii)
Transaction Documents. All other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER
CONCERNING THE COMPANIES

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer as follows:

Section 4.1
Authority of Seller. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, fraudulent conveyance, reorganization, insolvency, moratorium or other similar Laws relating to creditors’ rights generally, and general equitable principles whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.
Section 4.2
Organization, Authority and Qualification of Companies. Each of the Companies is a Tennessee limited liability company duly organized, validly existing and in good standing under the Laws of the State of Tennessee and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Each of the Companies is duly licensed or qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction under which such licensing or qualification is necessary. All limited liability company actions taken by each of the Companies in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. Section 4.2 of the Disclosure Schedules lists the board of directors, managers, and officers, as the case may be, of each of the Companies. Seller has made available to Buyer copies of all Organizational Documents, the minute book, and equity record books for each of the Companies, each of which is correct and complete in all material respects. None of the Companies is in default under or in violation of any provision of its Organizational Documents in any material respect.
Section 4.3
Capitalization
(a)
Seller is the record and beneficial owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests of each Company. The Membership Interests have been duly authorized and are validly issued, fully-paid, and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.
(b)
The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of any Organizational Documents of any of the Companies or any other agreement, understanding, arrangement, or commitment to which Seller or any of the Companies is a party and are not subject to or in violation of any preemptive or similar rights of any Person.
(c)
There are no authorized or outstanding (i) subscriptions, options, warrants, calls, rights of first refusal or other rights of any character to acquire equity or debt interests from any of the Companies or Seller or any phantom equity, equity appreciation rights or other contract rights intended to provide an economic return based on changes in the value of any debt or equity securities of any of the Companies or Seller, (ii) rights or Contracts to which any of the Companies or Seller is a party requiring, or convertible securities of any of the Companies or Seller outstanding which upon conversion would require, the issuance of any equity interests of any of the Companies or Seller or other securities convertible into equity interests of any of the Companies or Seller, or (iii) contract rights or options pursuant to which any of the Companies or

Seller is required to or have the right to redeem, purchase or otherwise reacquire any equity securities, or other instrument convertible or exercisable into equity securities, of any of the Companies or Seller. There are no Contracts to which any of the Companies or Seller is a party with respect to: (x) the voting of any equity of any of the Companies or Seller (including any buy-sell agreement, preemptive right, voting trust or agreement, equityholders agreement, proxy or director or manager nomination rights); (y) the transfer of or transfer restrictions on any equity interests of any of the Companies or Seller; or (z) the granting of any other rights in respect of any equity interests of any of the Companies or Seller (e.g., equity appreciation rights).
Section 4.4
No Subsidiaries; No Other Arrangements. None of the Companies has any subsidiaries and does not own or hold the right to acquire or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity. None of the Companies is a participant in any joint venture, partnership, limited liability company or similar arrangement.
Section 4.5
No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Seller or any of the Companies; (b) conflict with or result in a violation or breach in any respect of any provision of any Law or Governmental Order applicable to Seller or any of the Companies; (c) except as set forth in Section 4.5(c) of the Disclosure Schedule, require the consent, notice or other action by any Person under any Contract to which Seller or any of the Companies is a party; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of any of the Companies. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any of the Companies in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Neither Seller nor any of the Companies has received any written or oral notice from any Governmental Authority or any other Person indicating that such Governmental Authority or Person, as applicable, would oppose or not promptly grant or issue its consent or approval, if requested and required, with respect to this Agreement and the Transaction Documents or any of the transactions contemplated hereunder or thereunder.
Section 4.6
Contracts. Section 4.6 of the Disclosure Schedules sets forth each Contract to which each Company is a party (collectively, the “Assumed Contracts” and, individually, an “Assumed Contract”). Each Assumed Contract is in full force and effect and is a legal, valid and binding obligation such Company enforceable in accordance with its terms (and will continue to be in full force and effect following the consummation of the transactions contemplated hereby). None of the Companies nor, to Knowledge of Seller, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), any Assumed Contract. There has not been any notice or threat to terminate any Assumed Contract. No event has occurred which (with or without notice or lapse of time or both) constitutes a breach or default in any material respect of, or permits termination, modification or acceleration of payment or requires any payment under, any Assumed Contract. Correct and complete copies of (i) each Assumed Contract, (ii) all material correspondence related to the Assumed Contracts, and (iii) all material documents relating to the Assumed Contracts, all licenses have been made available to Buyer.

Section 4.7
Undisclosed Liabilities. As of the Closing Date each Company will have no Indebtedness or other Liabilities.
Section 4.8
Assets.
(a)
Section 4.8 of the Disclosure Schedules sets forth a list of all of the assets of each Company, including furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property and other assets used in the Business (collectively, the “Assets”). Each Company is in possession of and has good and valid title to, or, as applicable, a valid and existing leasehold interest in or license to such Assets. Such Assets (i) are free and clear of all Encumbrances; and (ii) include all the tangible and intangible assets and rights required for the operation of the Business as currently conducted by each Company. During the past two (2) years, there has not been any significant interruption of the Business due to inadequate maintenance or obsolescence of such properties and assets (including leasehold interests). There are no assets of any kind or nature whatsoever used in the Business that will not be owned or available for use by the Companies immediately after the Closing on the same terms as the date of this Agreement.
(b)
The Assets are in good operating condition and repair (including with respect to the performance of reasonable preventative maintenance), are free of defects that affect their current use by the Companies in the conduct of their normal operations as is currently being conducted, and are adequate for the uses to which they are being put, and none of the Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
(c)
No Person other than the Companies owns, licenses, or leases any equipment or other tangible assets or properties used in or necessary to the operation of the Business.
Section 4.9
Real Property.
(a)
No Company owns any real property.
(b)
Section 4.9 of the Disclosure Schedules sets forth each parcel of real property leased by each Company and used in the conduct of the Business as currently conducted (together with all rights, title and interest of each Company in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which any of the Companies holds any Leased Real Property (collectively, the “Leases”). Each Lease is valid, binding, enforceable and in full force and effect and the applicable Company enjoys peaceful and undisturbed possession of the Leased Real Property.
(c)
To the Knowledge of Seller, neither the whole nor any portion of the Leased Real Property has been condemned, requisitioned, expropriated or otherwise taken by any Governmental Authority and, to such condemnation, requisition, expropriation or taking is threatened or contemplated. There are no pending or, to the Knowledge of Seller, threatened changes to any applicable codes or zoning requirements affecting or against all, any portion of or adjacent to the Leased Real Property. To the Knowledge of Seller, there are no (i) public improvements which have been ordered, commenced or completed and for which an assessment may be levied against the Leased Real Property, or (ii) planned improvements which may result in any assessment against the Leased Real Property, in either case which would be the obligation Company. To the Knowledge of Seller, there is no Encumbrance Leased Real Property that would impair the current use occupancy of such Leased Real Property by Buyer or any Company. To the Knowledge of Seller, all buildings, structures, fixtures, and appurtenances comprising part of the Leased Real Property were constructed or installed in accordance with all Laws, are structurally sound and in good condition and repair (normal wear and tear excepted), and do not encroach on any property owned by any other Person, and there are no violations of any Law affecting any portion of the Leased Real Property, including violations of any Laws regulating building, zoning, fire, safety, environmental, traffic, flood control or health, and no notice of any such violation issued by any Governmental Authority.
(d)
To the Knowledge of Seller, all improvements to the Leased Real Property (including mechanical, electrical and plumbing systems serving such improvements) are in good condition and repair (normal wear and tear excepted), and such improvements are free from structural defects. Except as set forth on Section 4.9(d) of the Disclosure Schedules, there are no continuing maintenance, repair or capital improvement obligations with respect Leased Real Property. There are no improvements or additions that are required to be removed by the lessee upon termination of any lease or sublease relating to the Leased Real Property and there are no damages, conditions or repairs that the lessee would be obligated to repair, restore or remediate upon termination of such lease or sublease. Seller has obtained all agreements or other rights from any other Person necessary to permit the lawful use and operation of the facilities located on the Leased Real Property or any driveways, roads and other means of egress and ingress to and from the Leased Real Property, and each such agreement or other right is in full force and effect. There is no pending or, to the Knowledge of Seller, threatened Action which could result in the modification or cancellation of such agreements or rights.
(e)
To the Knowledge of Seller, there are no outstanding options, rights of first offer or rights of first refusal to purchase or lease the Leased Real Property or any portion thereof or interest therein. The Leased Real Property is not shared by any Company, on the one hand, and any other Person, on the other hand, or used for any business other than the Business of the applicable Company. Seller has the right to quiet enjoyment of all of the Leased Real Property. There has been no disturbance of, or challenge to, Seller’s quiet possession of any Leased Real Property for the full term of any applicable lease and any renewal option related thereto.
(f)
To the Knowledge of Seller, (i) no portion of the Leased Real Property is located within a flood hazard area; (ii) no portion of the Leased Real Property constitutes wetlands; and (iii) no contaminants or other impurities which would violate any standards set by any Governmental Authority are present at the Leased Real Property.
(g)
To the Knowledge of Seller, no impact fees have been imposed, assessed or levied against the Leased Real Property; no impact fees are contemplated by any Governmental Authority to be imposed, assessed or levied against the Leased Real Property and any impact fees imposed, assessed or levied upon the Leased Real Property have been paid in full.

Section 4.10
Legal Proceedings; Governmental Orders; Contracts.
(a)
There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller or any of the Companies: (a) relating to or affecting the Membership Interests, any of the Companies or their business or assets; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Transaction Document. No Company has been a claimant or defendant in, or otherwise a party, any Action in the last three (3) years.
(b)
There are no outstanding Governmental Orders against, relating to or affecting any of the Companies, their Business or their Assets.
Section 4.11
Compliance with Laws; Permits.
(a)
Each of the Companies has complied in all material respects, and is now complying in all material respects, with all Laws applicable to it, the Business or the Assets.
(b)
Neither Seller nor any of the Companies has received any written communication from any Governmental Authority or other Person that remains unresolved as of the Effective Date that alleges that any of the Companies is not in material compliance with any Laws. All material Permits are in good standing, valid and in full force and effect.
Section 4.12
Environmental Matters. Neither Seller nor any of the Companies has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
Section 4.13
Taxes.
(a)
Each Company is currently treated as a “disregarded entity” for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii) and no election has been made (or is pending) to change such treatment.
(b)
All Tax Returns required to be filed on or before the Closing Date by any of the Companies have been, or will be, timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by any of the Companies (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any of the Companies. Seller has delivered to Buyer copies of all Tax Returns and examination reports of all of the Companies and statements of deficiencies assessed against, or agreed to by, any of the Companies, for all Tax periods.
(c)
Each Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(d)
To the Knowledge of Seller, no written or oral claim has been made by any taxing authority in any jurisdiction where any of the Companies does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(e)
All deficiencies asserted, or assessments made, against any of the Companies as a result of any examinations by any taxing authority have been, or will be, fully paid or resolved. No Company is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(f)
There are no Encumbrances for Taxes upon the assets of any of the Companies.
(g)
No Company is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.
(h)
No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any of the Companies.
(i)
No Company has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. No Company has any Liability for Taxes of any Person (other than such Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(j)
None of the Companies nor the Buyer will be required to include an item of income, or exclude a an item of deduction, for any period after the Closing Date with respect to any of the Companies as a result of (i) an installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period (or an impermissible method used in a Pre-Closing Tax Period); or (v) a Contract entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code or any “gain recognition agreement” entered into under Section 367 of the Code) on or prior to the Closing relating to Tax matters. No Company has any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local Law).
(k)
No Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code occurring during the two (2) year period ending on the date of this Agreement.
(l)
Each Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(m)
Each Company is not (and never has been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code) a “United States real property holding corporation” and does not own any “United States real property interests”, each within the meaning of Section 897(c) of the Code.
(n)
Each Company has been a resident in its applicable country of organization for Tax purposes and has not had a permanent establishment outside the United States or been treated as a resident of or as engaging in a trade or business in any other country for income Tax purposes.
(o)
No Company has requested or received “employee retention credits” under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act of 2020.
Section 4.14
Books and Records. The books and records of each of the Companies are complete and correct in all material respects and have been maintained in accordance with past practice.
Section 4.15
Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or any of the Companies.
Section 4.16
Employees. Each of the Companies does not have and has never had any employees.
Section 4.17
[Reserved].
Section 4.18
Guaranties. No Company is a guarantor or otherwise liable for any Liability (including Indebtedness) of any other Person. Neither Seller nor any Affiliate of Seller is a guarantor or otherwise liable for any Liability (including Indebtedness) or Contract of any of the Companies.
Section 4.19
Intellectual Property. No Company owns, licenses or uses any Intellectual Property.
Section 4.20
Bank Accounts. No Company owns or otherwise maintains any deposit, securities or intermediary accounts of any nature.
Section 4.21
Power Agreements. The agreements set forth on Section 4.21 of the Disclosure Schedules (the “Power Agreements”) provide for an aggregate of 20 megawatts of power that is available to the Leased Real Property (the “Power Requirement”). Section 4.21 of the Disclosure Schedules sets forth the megawatts of power available at each Leased Real Property location. There is sufficient infrastructure in place at the Leased Real Property to support delivery of 20 megawatts of power to the Leased Real Property. Section 4.21 of the Disclosure Schedules includes a list of deposits paid by each Company under each Power Agreement (the “Power Deposits”). All of the infrastructure, equipment and power access necessary for utilizing the 20 megawatts of power at the Leased Real Property for bitcoin mining is present and in good working condition.

Section 4.22
Insurance. Section 4.22 of the Disclosure Schedules sets forth a true and complete list of all current policies, binders, other insurance arrangements or Contracts for the transfer or sharing of insurance risks of fire, Liability, product Liability, umbrella Liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ Liability, fiduciary Liability and other casualty and property insurance maintained by each Company or relating to the assets, business, operations, employees, officers or directors of any Company (collectively, the “Insurance Policies”), including the amounts of such insurance and annual premiums with respect thereto. All Insurance Policies (i) are in full force and effect, were in full force and effect during the periods of time that such Insurance Policies purported to be in effect, and shall remain in full force and effect following the consummation of the transactions contemplated hereby and (ii) all premiums due under the Insurance Policies have been timely paid. The Insurance Policies in effect as of the date of this Agreement include mandated coverage under all Laws as required in any jurisdiction where any of the Companies is conducting any aspect of the Business. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based Liability on the part of any Company. No Company has received any notice of cancellation or intent to cancel any of the Insurance Policies. There are no claims or Actions related to the Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.
Section 4.23
Patriot Act / Economic Sanctions. Each Company is in compliance with the requirements of Executive Order No. 13224, 66 Fed Reg. 49079 (September 25, 2001) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury and in any enabling legislation or other executive orders in respect thereof. To the Knowledge of the Seller, each customer, distributor, supplier and Person with whom any Company has done business or engaged in any transaction: (a) is not currently identified on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control, Department of the Treasury, or on any other similar list maintained by the Office of Foreign Assets Control, Department of Treasury pursuant to any authorizing statute, executive order or regulation; and (b) is not a Person with whom a citizen of the United States or United States entity is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States Law or executive order of the President of the United States.
Section 4.24
No Illegal Payments. Each Company and each director, officer, employee and agent of any Company is in compliance with: (a) applicable Laws relating to illegal payments and bribes; and (b) applicable Laws relating to illegal political contributions, including all requirements of the United States Foreign Corrupt Practices Act of 1977, and the regulations thereunder, as amended from time to time. Without limiting the generality of the foregoing, no Company nor any of their officers, employees or Representatives has corruptly or otherwise offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to: (i) any government or similar official for purposes of (A) (1) influencing any act or decision of such official in his or her official capacity, (2) inducing such official to do or omit to do any act in violation of the lawful duty of such official, or (3) securing any improper advantage; or (B) inducing such official to use his or her influence with a Governmental Authority to affect or influence any act or decision of such

Governmental Authority, in order to assist any Company in obtaining or retaining business for or with, or directing business to, any Person or; (ii) any political party or official thereof or any candidate for political office for purposes of (A) (1) influencing any act or decision of such party, official, or candidate in its or his or her official capacity, (2) inducing such party, official, or candidate to do or omit to do an act in violation of the lawful duty of such party, official, or candidate, or (3) securing any improper advantage; or (B) inducing such party, official, or candidate to use its or his or her influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority in order to assist any Company in obtaining or retaining business for or with, or directing business to, any Person; or (iii) any Person, while knowing that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any official, to any political party or official thereof, or to any candidate for political office, for purposes of (A) (1) influencing any act or decision of such official, political party, party official, or candidate in his or her or its official capacity, (2) inducing such official, political party, party official, or candidate to do or omit to do any act in violation of the lawful duty of such official, political party, party official, or candidate, or (3) securing any improper advantage; or (B) inducing such official, political party, party official, or candidate to use his or her or its influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority, in order to assist any Company in obtaining or retaining business for or with, or directing business to, any Person. There have been no false or fictitious entries made in the books or records of any Company relating to any offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and no Company has established or maintained a secret or unrecorded fund. Each Company is in compliance with the United States Foreign Corrupt Practices Act of 1977, and the regulations thereunder, as amended from time to time. Each Company is in strict compliance with all applicable rules, terms, conditions and guidelines established by any acquiring banks, payment gateways, payment software providers, merchant service providers and/or other service providers or financial institutions utilized by each Company for payment processing activities, and no fact or circumstance is currently outstanding that would reasonably be expected to make any Company cease to be in such compliance.
Section 4.25
Anti-Money Laundering. The operations of each Company are and have been, conducted in compliance with all anti-money laundering Laws, rules and regulations to which each Company is subject (collectively, “Money Laundering Laws”) and no investigation, action, suit or proceeding before any Governmental Authority involving any Company with respect to Money Laundering Laws is pending and, to the Knowledge of the Seller, no such actions, suits or proceedings are threatened.

Section 4.26 No Other Representations and Warranties. Except in the case of fraud or as otherwise expressly set forth in this Article IV, Seller expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the Seller, its respective businesses and affairs or the transactions contemplated by this Agreement. Except as otherwise expressly set forth in this Article IV, neither Seller nor any of its respective Affiliates, employees, officers, directors or members, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the Seller that have been made available to Buyer, including in any presentation of the business and affairs of the Seller by the management of the Seller or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 5.1
Authority. Buyer has full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against the Buyer in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.
Section 5.2
Organization, Authority and Qualification of the Buyer. The Buyer is a Tennessee limited liability company duly organized, validly existing and in good standing under the Laws of the State of Tennessee. All limited liability company actions taken by the Buyer in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.
Section 5.3
No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; (b) require the consent, notice or other action by any Person under any Contract to which Buyer is a party or (c) require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority or any other Person by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Transaction Documents to which Buyer is or will be a party, and the consummation of the transactions contemplated hereby and thereby.
Section 5.4
Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
Section 5.5
No Other Representations and Warranties. Except as otherwise expressly set forth in this Article V, Buyer expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the Buyer, its respective businesses and affairs or the transactions contemplated by this Agreement. Except as otherwise expressly set forth in this Article V, neither Buyer nor any of its respective Affiliates, employees, officers, directors or members, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the Buyer that have been made available to Seller, including in any presentation of the business and affairs of the Buyer by the management of the Buyer or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Seller in executing, delivering and performing this Agreement and the transactions contemplated hereby.
ARTICLE VI

COVENANTS
Section 6.1
Confidentiality.
(a)
Buyer is an Affiliate of a corporation listed on NASDAQ and subject to various rules and laws relating to disclosure. Neither Seller, nor any of its respective Affiliates, shall make any public announcement regarding this Agreement or the terms and conditions hereof or transactions contemplated hereby without prior written approval of Buyer. Nothing in this section prevents Buyer from making any discretionary press release nor Securities Exchange Commission filing in any form it believes is required by applicable Law.
(b)
Seller acknowledges and agrees that the protection of the Confidential Information relating to the Companies and their assets and business is necessary to protect and preserve the value of the Companies. Therefore, Seller hereby agrees for a period of three (3) years after the Closing not to disclose to any unauthorized individual or entity or use for its own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form, unless and to the extent that the Confidential Information loses its status as Confidential Information other than as a result of the fault of Seller or the fault of any other individual or entity bound by a duty of confidentiality to Buyer or Seller. Seller agrees to deliver to Buyer at the Closing, and at any other time Buyer may request, all electronic files, documents and other materials that contain any Confidential Information and any other Confidential Information that Seller may then possess or have under its control. Upon Buyer’s request, Seller will permanently delete or destroy, and/or confirm the permanent deletion or destruction of, any Confidential Information, except that Seller may retain a copy of Confidential Information solely as necessary for archival purposes to establish its rights and obligations under this Agreement or to investigate and defend any claims arising under it.
Section 6.2
Conduct of Business. Seller agrees that, from the date of this Agreement until the Closing Date, Seller shall conduct, and cause the Companies to conduct, the operation of the Companies in the Ordinary Course of Business and shall use its reasonable best efforts to preserve and maintain existing relations with employees, customers, distributors, vendors and other Persons with which any of the Companies has business relations. Seller shall not take, and shall cause the Companies not to take, any action outside of the Ordinary Course of Business.

Section 6.3
Access to Information Prior to the Closing. During the period from the date of this Agreement through the Closing Date, Seller shall give Buyer and its accountants, counsel and other representatives reasonable access during normal business hours to the offices, facilities, properties, employees, customers, vendors, distributors, books and records of Seller as Buyer may reasonably request. As part of such access, during the period from the date of this Agreement through the Closing Date, Buyer shall have the right to contact applicable third parties, including the landlords to the Leased Real Property and power companies party to the Power Agreements, with respect to the transactions contemplated by this Agreement.
Section 6.4
No Solicitation of Other Bids.
(a)
Seller shall not, and shall not authorize or permit any of its Affiliates or Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any of the Companies, any of their Affiliates, or any of the assets or property thereof; (y) the issuance or acquisition of the Membership Interests, or other equity interest or security of any of the Companies or any of their Affiliates; or (z) the sale, lease, exchange or other disposition of the properties or assets of any of the Companies or their Affiliates, except in the Ordinary Course of Business.
(b)
Seller agrees that the rights and remedies for noncompliance with this Section 6.4 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
Section 6.5
Further Assurances. From and after the Closing Date, each of the Parties hereto shall cooperate with one another and their respective Affiliates, and shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Documents, and give effect to the transactions contemplated hereby and thereby. If any consent, approval, permit, license, or waiver of any third party necessary in connection with the transactions contemplated by this Agreement (including the execution of any other Transaction Documents) has not been obtained by the applicable Party prior to date hereof, then such Party will cooperate and make all commercially reasonable efforts to obtain such consent or waiver as soon as practicable following the date hereof.

ARTICLE VII
TAX MATTERS

Section 7.1
Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
Section 7.2
Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes with respect to any of the Companies. Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to any such Tax Returns, audit, litigation or other proceeding. Buyer shall use reasonable commercial efforts to retain all books and records with respect to Tax matters pertinent to any of the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
Section 7.3
Tax Contests
(a)
If the Buyer or any of its Affiliates receives notice of a Tax audit, controversy or other proceeding relating to any of the Companies (“Tax Contest”) with respect to any taxable period ending on or prior to the Closing Date or the portion through the end of the Closing Date of any Straddle Period, then within ten (10) days after receipt of such notice, the Buyer shall notify the Seller of such notice. The Buyer’s notification to the Seller shall contain factual information describing the Tax Contest in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such Tax Contest A failure by the Buyer to give such notice shall not affect Buyer’s right to indemnification hereunder except to the extent that the Seller is materially prejudiced thereby.
(b)
In the case of a Tax Contest that relates to a taxable period ending on or before the Closing Date, the Seller shall have the sole right, at its expense, to control the conduct of the Tax Contest. To the extent the Seller elects to control the Tax Contest, the Seller shall within fifteen (15) days of receipt of the notice of Tax Contest notify the Buyer in writing of its intent to do so, and the Buyer shall reasonably cooperate and shall cause the applicable Companies to reasonably cooperate in each phase of such Tax Contest. The Seller may not compromise, settle or resolve any such Tax Contest without obtaining the Buyer’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). If the Seller elects not to control the Tax Contest, the Buyer shall assume control of such Tax Contest and Buyer shall not compromise, settle or resolve any Tax Contest without obtaining the Seller’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) (such rights of the Seller, the “Seller’s

Rights”). Additionally, in the case of a Tax Contest that relates to a Straddle Period (a “Straddle Period Contest”), the Buyer shall have the right to control such Straddle Period Contest subject to the Seller’s Rights.
Section 7.4
Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording and other similar Taxes and fees (including any penalties and interest) that are imposed on any of the parties by any taxing authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and all expenses of filing Tax Returns with respect to such Taxes shall be borne by Seller. Seller and the Buyer shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Tax Laws in connection with the payment of such Transfer Taxes.
Section 7.5
Tax Sharing Agreements. All Tax sharing agreements or similar contractual obligations and all powers of attorney with respect to any of the Companies shall be terminated prior to the Closing and, after the Closing, none of the Companies shall be bound thereby or have any liability thereunder.

ARTICLE VIII
CONDITIONS PRECEDENT

Section 8.1
Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of all of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by Buyer:
(a)
Representations and Warranties of Seller. The representations and warranties of Seller set forth in this Agreement (i) shall be true and correct when made, and (ii) that are qualified as to Material Adverse Effect or as to materiality shall be true and correct in all respects and that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date (except to the extent that such representations and warranties were made as of another date).
(b)
Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.
(c)
Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred.
(d)
Closing Certificate. Buyer shall have received at the Closing a certificate dated the Closing Date and validly executed by an executive officer of Seller to the effect that the conditions specified in paragraphs (a), (b), and (c) of this Section 8.1 have been satisfied.
(e)
Power Requirement. Buyer shall have received evidence reasonably satisfactory to Buyer in its reasonable discretion that an aggregate of 20 megawatts of power is available and operational under the Power Agreements.

(f)
Removal of Bitcoin Miners. Buyer shall have received evidence reasonably satisfactory to Buyer in its sole discretion that Seller has removed all bitcoin miners from the Leased Real Property and that all hosting agreements relating thereto have been terminated.
(g)
Real Estate Purchase Agreement. Closing shall have occurred under the Real Estate Purchase Agreement.
(h)
Deliveries. Seller shall have delivered, or caused the delivery of, all the certificates, instruments, agreements and other documents required to be delivered to Buyer pursuant to Section 3.2(a) of this Agreement.
(i)
No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a Governmental Authority of competent jurisdiction shall be in effect having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby. No Action shall have been commenced or threatened that seeks to challenge, prohibit or otherwise interfere with the transactions contemplated hereby.
Section 8.2
Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of all of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by Seller:
(a)
Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in this Agreement (i) shall be true and correct when made, and (ii) that are qualified as to materiality shall be true and correct in all respects and that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date (except to the extent that such representations and warranties were made as of another date).
(b)
Performance of Obligations of Buyer. Buyer shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.
(c)
No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a Governmental Authority of competent jurisdiction shall be in effect having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby.
ARTICLE IX

INDEMNIFICATION
Section 9.1
Survival. The representations and warranties contained in this Agreement (including Disclosure Schedules attached hereto) and in any Transaction Document shall survive the Closing and shall terminate on that date that is 18 months after the Closing Date, except that the representations and warranties set forth in Sections 4.1 (Authority), 4.2 (Organization), 4.3

(Capitalization), 4.13 (Taxes), 4.15 (Brokers) 5.1 (Authority), 5.2 (Organization), and 5.4 (Brokers) (the “Fundamental Representations”) shall survive until 90 days after the expiration of the applicable statute of limitations. The covenants, agreements and obligations of the parties hereto shall survive until fully performed and discharged, unless otherwise expressly provided herein.
Section 9.2
Indemnification by Seller. Subject to the terms and conditions of this Article IX, from and after the Closing, Seller shall indemnify and defend Buyer and Buyer’s Affiliates (including the Companies) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)
any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any other Transaction Document;
(b)
any Indemnified Taxes;
(c)
any Indebtedness or Transaction Fees of any of the Companies as of the Closing;
(d)
any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any of the Transaction Documents; and
(e)
any Excluded Liability.

For the sole purpose of determining Losses (and not for determining whether or not any breaches of representations or warranties have occurred), the representation or warranty shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 9.3
Indemnification Procedures. The Party making a claim under this Article IX is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party.”
(a)
Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than fifteen (15) calendar days after receipt of such notice of such Third-Party Claim (the “Third-Party Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Third-Party Claim Notice shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(b)
Defense of Third-Party Claims. In the case of a Third-Party Claim, the Indemnifying Party shall have the right: (a) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the claim, (b) to take all other reasonable steps or proceedings to settle or defend any such Third-Party Claim; provided, that the Indemnifying Party shall not settle any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), and (c) to employ counsel designated by the Indemnifying Party to contest any such Third-Party Claim in the name of the Indemnified Party or otherwise. The Indemnifying Party shall, within fifteen (15) days of receipt of a Third-Party Claim Notice (the “Indemnity Notice Period”), give written notice to the Indemnified Party of its intention to assume the defense of such Third-Party Claim. If the Indemnifying Party does not deliver to the Indemnified Party within the Indemnity Notice Period written notice that the Indemnifying Party shall assume the defense of any such Third-Party Claim, then the Indemnified Party may defend against any such Third-Party Claim in any such manner as it may deem appropriate, provided, that the Indemnified Party shall not settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed. In the event that the Indemnifying Party does assume the defense of such Third-Party Claim, the Indemnified Party shall have the right to fully participate in (but not control) such defense (including with counsel of its choice), at its sole expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation. In the event that either the Indemnifying Party or the Indemnified Party assumes the defense of a Third-Party Claim as provided above (the “Controlling Party”), the non-Controlling Party shall have the right to fully participate (but not control) in such defense (including with counsel of its choice), at its sole expense, and the Controlling Party shall reasonably cooperate with the non-Controlling Party in connection with such participation; provided, however, that Buyer and Seller shall each use its commercially reasonable efforts with respect to any information shared pursuant to this Section 9.3(b) to preserve attorney-client privilege.
(c)
Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Part y. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 9.4
Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days following such final, non-appealable adjudication by wire transfer of immediately available funds.
Section 9.5
Tax Treatment of Indemnification Payments All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 9.6
Indemnification by Buyer. Subject to the terms and conditions of this Article IX, Buyer shall indemnify and defend Seller and Seller’s Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)
any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any other Transaction Document;
(b)
any Losses related to the Companies or the Business after the Closing; and
(c)
any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any of the Transaction Documents.
Section 9.7
Cumulative Remedies.
(a)
The rights and remedies provided in this Article IX (and Article VII) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.
(b)
Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, and without prejudice to any other right or remedy Buyer has or may have (whether under this Agreement, any other Transaction Document, at law, in equity or otherwise), if Buyer is entitled to indemnification or any other amount under this Agreement, Buyer, in its sole discretion, may elect to recover such indemnification or other such amount by (i) seeking cash directly from Seller hereunder, (ii) setting off such amount against any Liability that Buyer owes to Seller, any Affiliate of Seller or any third party under this Agreement or any other Transaction Documents, including without limitation the First MIPA and/or the Third MIPA, or (iii) setting off such amount against the Power Deposit and/or the Holdback Amount pursuant to Section 2.3(d).
(c)
Notwithstanding anything to the contrary contained herein, Buyer shall not be entitled to recover from Seller under this Article IX an aggregate amount greater than the Total Purchase Price.
ARTICLE X

TERMINATION
Section 10.1
Termination. This Agreement may be terminated at any time prior to the Closing by:

(a)
Buyer and Seller by mutual written consent;
(b)
Buyer if the Closing Date shall not have occurred by the close of business on October 15, 2024;
(c)
Buyer, if Buyer is not in material breach of its obligations under this Agreement and there has been a breach of a representation, warranty, covenant or agreement of Seller contained in this Agreement such that the conditions set forth in Sections 8.1(b) hereof would not be satisfied, and such breach has not been cured within twenty (20) calendar days after written notice thereof to Seller; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
(d)
Seller, if Seller is not in material breach of its obligations under this Agreement and there has been a breach of a representation, warranty, covenant or agreement of Buyer contained in this Agreement such that the conditions set forth in Sections 8.2(a) hereof would not be satisfied, and such breach has not been cured within twenty (20) calendar days after written notice thereof to Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.
Section 10.2
Procedure and Effect of Termination. In the event of a termination of this Agreement pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to either Buyer or Seller, as applicable, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties hereto, except that the provisions of Article XI shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any Party hereto of any Liability for any breach of this Agreement, and the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.
ARTICLE XI

GENERAL TERMS
Section 11.1
Expenses. Except as otherwise expressly provided herein, all Transaction Fees shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 11.2
Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the 3rd day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with Section 11.2):

If to Buyer:

CleanSpark, Inc.
10624 S Eastern Ave Ste A-638
Henderson, NV 89052
Attn: Leighton Koehler, General Counsel
Email: lkoehler@cleanspark.com

With a copy to (which shall not constitute notice):

Cozen O’Connor
1650 Market Street, Suite 2800
Philadelphia, Pennsylvania 19103
Attn: Joseph C. Bedwick
Email: jbedwick@cozen.com

If to Seller:	[REDACTED] Attention: Jialin Qu Email: [REDACTED]
with a copy to:	Croke Fairchild Duarte and Beres 180 N. LaSalle St, Suite 3400 Chicago, Illinois 60601 Attention: Mike Frisch Email:mfrisch@crokefairchild.com
Section 11.3
Interpretation. For purposes of this Agreement the words: (a) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) “or” is not exclusive; and (c) “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein to: (x) Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules, Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth herein.
Section 11.4
JOINT EFFORTS; ACCESS TO COUNSEL. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT IS THE RESULT OF JOINT EFFORTS OF BUYER AND SELLER AND EACH PROVISION HAS BEEN SUBJECT TO THE MUTUAL NEGOTIATION AND AGREEMENT OF THE BUYER AND SELLER AS EACH SUCH PARTY HAS DEEMED APPROPRIATE AND THAT THIS AGREEMENT HAS BEEN DRAFTED BY COUNSEL FOR THE BUYER AS A CONVENIENCE TO THE PARTIES ONLY. THE SELLER EXPRESSLY REPRESENTS AND WARRANTS THAT IT HAS READ, KNOWS, UNDERSTANDS AND AGREES WITH THE

TERMS AND CONDITIONS OF THIS AGREEMENT AND THAT IT HAS HAD access to counsel of ITs choice to the extent IT DEEMED NECESSARY IN ORDER TO INTERPRET THE LEGAL EFFECT HEREOF. THE PARTIES ACKNOWLEDGE AND AGREE THAT THERE SHALL BE NO CONSTRUCTION AGAINST BUYER OR ANY OTHER PARTY BASED ON ANY PRESUMPTION OF THAT PARTY’S INVOLVEMENT IN THE DRAFTING OF THIS AGREEMENT.
Section 11.5
Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 11.6
Severability. If any one or more of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions of this Agreement will not in any way be affected or impaired thereby, provided that: (i) each Party receives the substantial benefit of its bargain with respect to the transaction contemplated hereby; and (ii) the ineffectiveness of such provision would not result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable for either Party hereto.
Section 11.7
Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, the Schedules and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 11.8
Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other; which consent shall not be unreasonably withheld, delayed or conditioned.
Section 11.9
No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 11.10
Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 11.11
Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)
This Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction).
(b)
ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED EXCLUSIVELY IN THE STATE COURTS LOCATED IN DAVIDSON COUNTY TENNESSEE, OR, IF SUCH COURT SHALL NOT HAVE JURISDICTION, ANY FEDERAL COURT LOCATED IN OR CLOSEST TO DAVIDSON COUNTY, TENNESSEE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(c).
(d)
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives the requirement for the securing or posting of any bond in connection with such remedy.
Section 11.12
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures contained on following page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:

CLEANSPARK TN, LLC

By: /s/ Zachary Bradford

Name: Zachary Bradford

Title: Manager

SELLER:

EXPONENTIAL DIGITAL LLC

By: /s/ Gavin Qu .

Name: Gavin Qu

Title: Manager